                                  SCHEDULE 14C
                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


Check the appropriate box:

[X]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                     Only
[ ]  Definitive Information Statement                (as permitted by Rule 14c-5(d)(2))

                            IXC COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            IXC COMMUNICATIONS, INC.
                       5000 PLAZA ON THE LAKE, SUITE 200
                              AUSTIN, TEXAS 78746

                            ------------------------

              NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

TO THE STOCKHOLDERS OF IXC COMMUNICATIONS, INC.:

     The Board of Directors of IXC Communications, Inc. (the "Company") has taken action to approve an amendment (the "Charter Amendment") of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") to permit payment of dividends on the Company's 7 1/4% Junior Convertible Preferred Stock Due 2007 (the "Convertible Preferred Stock") with additional shares of Convertible Preferred Stock. The Charter Amendment is more fully described in the attached Information Statement.


     A total of four stockholders holding an aggregate of approximately 59% of the issued and outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), have approved in writing the Charter Amendment. As required by the Restated Certificate, approximately 77% (at least three-fourths) of the holders of the issued and outstanding shares of the Company's 10% Junior Series 3 Cumulative Redeemable Preferred Stock, $.01 par value (the "Series 3 Preferred Stock"), have also approved in writing the Charter Amendment. The Series 3 Preferred Stock is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least twenty (20) days after the mailing of the enclosed Information Statement. The Charter Amendment has been approved by written consent without the need for any action to be taken by you.


     Your consent is not required and is not being solicited in connection with this action. Pursuant to Section 228 of the Delaware General Corporation Law, you are hereby being provided with notice of the approval by less than the unanimous written consent of the stockholders of the Company. Pursuant to the 1934 Act, with this letter you are being furnished with an Information Statement relating to this action.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED INFORMATION IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY.

                                          By Order of the Board of Directors

                                          [SIG]

                                          JEFFREY C. SMITH
                                          Secretary

Austin, Texas
               , 1997

                            IXC COMMUNICATIONS, INC.
                       5000 PLAZA ON THE LAKE, SUITE 200
                              AUSTIN, TEXAS 78746

                            ------------------------

                             INFORMATION STATEMENT
               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

                            ------------------------

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

        THE APPROXIMATE DATE OF MAILING OF THIS INFORMATION STATEMENT IS
                                            , 1997

     This Information Statement is being furnished by IXC Communications, Inc., a Delaware corporation (the "Company" or "IXC Communications"), to the holders of the Company's Common Stock, $.01 par value (the "Common Stock"), and the Company's 10% Junior Series 3 Cumulative Redeemable Preferred Stock, $.01 par value (the "Series 3 Preferred Stock"), in connection with the approval of an amendment (the "Charter Amendment") of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") to permit payment of dividends on the Company's 7 1/4% Junior Convertible Preferred Stock Due 2007 (the "Convertible Preferred Stock") with additional shares of Convertible Preferred Stock.


     The Board of Directors of the Company has taken action to approve the Charter Amendment which requires the approval by the affirmative vote of a majority of the outstanding shares of Common Stock and Series 3 Preferred Stock, voting as a class, and three-fourths ( 3/4ths) of the outstanding shares of Series 3 Preferred Stock, voting as a class. A total of four stockholders holding approximately 59% of the issued and outstanding shares of the Company's Common Stock have consented in writing to the Charter Amendment. As required by the Restated Certificate, approximately 77% (at least three-fourths) of the holders of the issued and outstanding shares of the Company's Series 3 Preferred Stock have also consented in writing to the Charter Amendment. The Series 3 Preferred Stock is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least twenty (20) days after the mailing of this Information Statement.


     Accordingly, all corporate actions necessary to authorize the Charter Amendment have been taken. Pursuant to the regulations promulgated under the 1934 Act, the authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least twenty
(20) days after the Company has mailed this Information Statement to the stockholders of the Company. Promptly following the expiration of this twenty
(20) day period, the Company intends to file a Certificate of Amendment to its Restated Certificate to effectuate the Charter Amendment with the Delaware Secretary of State. The Charter Amendment will become effective on the date of such filing.

     The Company has asked brokers and other custodians and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock and Series 3 Preferred Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such materials.

     THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION HAS BEEN APPROVED BY THE STOCKHOLDERS WHO HOLD SUFFICIENT VOTING SECURITIES TO APPROVE THE ACTION. THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU SOLELY FOR YOUR INFORMATION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The executive offices of the Company are located at 5000 Plaza on the Lake, Suite 200, Austin, Texas 78746. All holders of Common Stock and Series 3 Preferred Stock of record at the close of business on May 6, 1997 will receive this Information Statement.

                               VOTING SECURITIES

     The Board of Directors has fixed the close of business on May 6, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to vote with respect to stockholder authorization of the Charter Amendment. As of the Record Date, the outstanding voting securities of the Company were 30,799,560 shares of Common Stock and 12,550 shares of Series 3 Preferred Stock. Each stockholder was entitled to one vote for each share of Common Stock and one vote for each shares of Series 3 Preferred Stock held on the Record Date. The consent of the holders of a majority of the outstanding shares of Common Stock and Series 3 Preferred Stock, voting as a class, and three quarters ( 3/4ths) of the outstanding shares of Series 3 Preferred Stock, voting as a class, was necessary to authorize the Charter Amendment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 1, 1997 regarding the beneficial ownership of: (i) each class of IXC Communications' voting securities by each person who is known by IXC Communications to be the beneficial owner of more than 5% of any class of IXC Communications' voting securities, and (ii) each class of equity securities of IXC Communications by
(a) each director and executive officer of IXC Communications, (b) each of IXC Communications' Named Executive Officers (as defined below), and (c) all directors and executive officers of IXC Communications as a group.

                                              SERIES 3        PERCENT OF     SHARES OF
                                           PREFERRED STOCK     SERIES 3     COMMON STOCK
             NAME AND ADDRESS               BENEFICIALLY      PREFERRED     BENEFICIALLY     PERCENT OF
           OF BENEFICIAL OWNER               OWNED(1)(2)        STOCK         OWNED(1)      COMMON STOCK
------------------------------------------ ---------------    ----------    ------------    ------------
Ralph J. Swett(3)(4)......................        25.00          *            3,007,061          9.8%
Kenneth F. Hinther(3)(5)..................           --            --         1,353,738          4.4
John R. Fleming(3)........................           --            --         1,353,739          4.4
John J. Willingham(3)(6)..................           --            --         1,272,568          4.1
James F. Guthrie(3)(7)....................           --            --            80,830        *
David J. Thomas(3)(8).....................           --            --            81,118        *
Richard D. Irwin(9).......................       995.58           7.9%        6,951,174         22.6
Michael W. Vent(10).......................           --            --            24,249        *
Carl W. McKinzie(11)......................           --            --           231,917        *
  300 S. Grand Avenue, 29th Floor,
  Los Angeles, CA 90071
Wolfe H. Bragin...........................           --            --             2,000        *
  2029 Century Park East,
  Suite 1230, Los Angeles, CA 90067
Phillip L. Williams(12)...................           --            --           144,150        *
  633 West Fifth Street, Suite 4000,
  Los Angeles, CA 90071-2007
Joe C. Culp(13)...........................           --            --            60,622        *
  #5 Hedge Lane,
  Austin, TX 78746
Grumman Hill Investments, L.P.(14)........           --            --         4,636,990         15.1
  191 Elm Street,
  New Canaan, CT 06840
Grumman Hill Associates, Inc .............       915.42           7.3                --           --
  191 Elm Street,
  New Canaan, CT 06840
Trustees of General Electric Pension
  Trust...................................     6,725.00          53.6         8,289,258(15)     26.9
  3003 Summer Street,
  Stamford, CT 06905
Putnam Investments, Inc.(16)..............           --            --         2,532,799          8.2
  One Post Office Square
  Boston, MA 02109
All directors and executive officers of
  IXC Communications as a group (11
  persons)(17)............................     1,020.58           8.1        14,568,917         47.0

---------------

  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Shares of common stock relating to options currently exercisable or exercisable within 60 days of March 1, 1997, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (2) The shares of Series 3 Preferred Stock vote together with the shares of Common Stock as a class, except where otherwise required by law, and have the right to elect one member of the Board of Directors.

 (3) The address of such persons is c/o IXC Communications, Inc., 5000 Plaza on the Lake, Suite 200, Austin, Texas 78746.

 (4) Includes 484,980 shares held by Ralph J. Swett, Trustee of the EMS 1994 Trust and 484,980 shares held by Ralph J. Swett, Trustee of the RJS 1994 Trust. Does not include 14,919 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. Upon conversion of shares of Convertible Preferred Stock beneficially owned by Mr. Swett, Mr. Swett would still beneficially own approximately 9.9% of the outstanding Common Stock.

 (5) Includes 181,867 shares held by Kenneth F. Hinther, Trustee of LISA's 1994 Trust, 181,867 shares held by Lisa Hinther, Trustee of KEN's 1994 Trust and 121,245 shares held by Craig A. Hinther, Trustee for the Kenneth A. Hinther 1996 Trust. Mr. Hinther retired from full time employment with the Company effective April 1, 1997.

 (6) Includes 121,915 shares held by John McC. Witherspoon, Trustee of trust for the benefit of Jonica Lynn Willingham and 121,915 shares held by John McC. Witherspoon, Trustee of trust for the benefit of Russell Dennis Willingham.

 (7) Represents shares issuable with respect to the exercise of options. Does not include 4,262 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. Upon conversion of Mr. Guthrie's shares of Convertible Preferred Stock, Mr. Guthrie would still beneficially own less than 1% of the outstanding Common Stock.

 (8)  Represents shares issuable with respect to the exercise of options.

 (9) Includes 1,628,216 shares held by The Irwin Family Limited Partnership dated January 4, 1995, 341,341 shares held by The Irwin Family Limited Partnership #2 and 150,148 shares held by The Irwin Family Limited Partnership #3. Also includes 21.16 shares of Series 3 Preferred Stock held by Richard D. Irwin Revocable Living Trust dated January 4, 1995,
      915.42 shares of Series 3 Preferred Stock held by Grumman Hill Company, L.L.C. or its predecessor ("Grumman Hill"), and 4,636,990 shares of Common Stock held by Grumman Hill Investments, L.P. ("GHI"). Mr. Irwin is President of Grumman Hill, and Mr. Irwin may be deemed a beneficial owner of the shares owned by such entity. Does not include 25,575 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. Upon conversion of shares of Convertible Preferred Stock beneficially owned by Mr. Irwin, Mr. Irwin would still beneficially own approximately 22.6% of the outstanding Common Stock.

(10) Represents shares issuable with respect to the exercise of options. Mr. Vent became an executive officer of the Company effective April 1, 1997.

(11) Such shares are held by Trust for the Riordan & McKinzie Profit Sharing and Savings Plan for the benefit of Carl W. McKinzie.

(12) Such shares are held by Phillip L. Williams, as Trustee of the Phillip and Jane Williams Living Trust, UDT August 20, 1985.

(13)  Represents shares issuable with respect to the exercise of options.

(14) The sole general partner of GHI is Grumman Hill of which Mr. Irwin, a director of the Company, is the general manager and a beneficial owner of a membership interest. Mr. Irwin may be deemed to have voting and investment power with respect to the shares held of record by GHI.

(15) Does not include 1,278,772 shares of Common Stock issuable upon conversion of the Company's Convertible Preferred Stock. Upon conversion of such shares of Convertible Preferred Stock held by Trustees of General Electric Pension Trust ("GEPT"), GEPT would beneficially own approximately 29.8% of the outstanding Common Stock.

(16) Represents 2,451,599 shares held by Putnam Investment Management, Inc. ("PIM") and 81,200 shares held by Putnam Advisory Company, Inc. ("PAC"). PIM and PAC are each registered investment advisors that are wholly owned by Putnam Investments, Inc. The share amounts for PIM and PAC are based upon information contained in a Schedule 13G filed with the Commission on January 30, 1997.

(17) Shares beneficially owned by Mr. Vent are not included because Mr. Vent became an executive officer of the Company after March 1, 1997.

                AMENDMENT OF THE RESTATED CERTIFICATE TO PERMIT
            PAYMENT OF DIVIDENDS ON THE CONVERTIBLE PREFERRED STOCK
             WITH ADDITIONAL SHARES OF CONVERTIBLE PREFERRED STOCK

     The Board of Directors and the holders of a majority of the outstanding shares of the Common Stock and the Series 3 Preferred Stock, voting as a class, and of at least three-fourths ( 3/4ths) of the outstanding shares of the Series 3 Preferred Stock, voting as a class, approved the Charter Amendment. The complete text of the Charter Amendment is set forth in Appendix A to this Information Statement; however, such text is subject to change as may be required by the Delaware Secretary of State. The Charter Amendment provides that the Company may pay dividends on its Convertible Preferred Stock with additional shares of Convertible Preferred Stock. Upon filing of the Charter Amendment with the Delaware Secretary of State, the Charter Amendment will be effective (the "Effective Date").

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") of which 12,550 shares have been designated as Series 3 Preferred Stock, 2,000 shares have been designated as Series 1 Preferred Stock and 1,400,000 shares have been designated as Convertible Preferred Stock. All of the 12,550 shares of Series 3 Preferred Stock are issued and outstanding, all of the previously outstanding shares of Series 1 Preferred Stock have been redeemed and 1,000,000 shares of the Convertible Preferred Stock are issued and outstanding. The Company has reserved up to 400,000 shares of Convertible Preferred Stock for payment of dividends on the Convertible Preferred Stock.

     The rights, privileges and preferences of the Series 3 Preferred Stock and the Convertible Preferred Stock are set forth in the Restated Certificate and the Company's Certificate of Designation of the Powers, Preferences and Relative Participating, Optional and Other Special Rights of 7 1/4% Junior Convertible Preferred Stock Due 2007 and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designation"). Descriptions of the Series 3 Preferred Stock and the Convertible Preferred Stock herein do not purport to be complete and are subject to, and qualified by reference to, the Restated Certificate, the Bylaws of the Company and the Certificate of Designation.

     On April 1, 1997, the Company issued and sold 1,000,000 shares of Convertible Preferred Stock in a private placement to two initial purchasers, which shares were subsequently sold to "qualified institutional buyers" and certain "accredited investors" (as defined in the Securities Act of 1933, as amended). The Convertible Preferred Stock is convertible at the option of the holders, unless previously redeemed, at any time after May 31, 1997, into shares of Common Stock at a rate (subject to adjustment in certain events) of 4.263 shares of Common Stock for each share of Convertible Preferred Stock, equivalent to a conversion price of $23.46 for each share of Common Stock. Each share of Convertible Preferred Stock has a liquidation preference of $100 plus accrued and unpaid dividends. Each share of Series 3 Preferred Stock has a liquidation preference of $1,000 per share plus accrued and unpaid dividends. At March 31, 1997, the aggregate liquidation preference of the Series 3 Preferred Stock, including accrued and unpaid dividends, was $19.5 million. Dividends on the Convertible Preferred Stock accrue at a rate per annum of 7 1/4% per share on the liquidation preference thereof of $100 per share ($7.25 per annum per share). Dividends payable prior to or on March 31, 1999, are, at the option of the Company, payable (i) in cash or (ii) through the issuance of additional shares of Convertible Preferred Stock equal to the dividend amount divided by the liquidation preference of such additional shares. After March 31, 1999, to the extent and for so long as the Company is not permitted to pay cash dividends on the Convertible Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is subject, the Company will be required to pay dividends, which shall accrue at the rate per annum of 8 3/4%, through the issuance of additional shares of Convertible Preferred Stock. The Convertible Preferred Stock ranks junior to the Company's outstanding Series 3 Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up.


     Except for certain amendments to the Restated Certificate and as required by law, the holders of the Convertible Preferred Stock are not entitled to any voting rights unless payments of dividends on the Convertible Preferred Stock are in arrears for an aggregate of six quarterly dividend payments. In such event, the holders of a majority of the outstanding shares of Convertible Preferred Stock (together with holders of other series of Preferred Stock having similar rights) will be entitled to elect two directors to the Board of Directors until such time as all dividend arrearages have been paid. Upon the occurrence of a Change in Control (as defined in the Certificate of Designation), the Company will be obligated either to offer to purchase all or any part of each holder's shares of Convertible Preferred Stock at a price equal to $100 per share, plus accrued and unpaid dividends, or to adjust the conversion price, as described in the Certificate of Designation. The Convertible Preferred Stock is not redeemable prior to April 3, 2000. On or after such date, the Convertible Preferred Stock will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in the Certificate of Designation plus accrued and unpaid dividends through the redemption date, provided that prior to April 1, 2002, the Convertible Preferred Stock will not be subject to redemption unless for any 20 trading days within the period of 30 consecutive trading days ending on the trading day immediately prior to the notice of redemption, the Closing Bid Price (as defined in the Certificate of Designation) for the Common Stock on the Nasdaq National Market equals or exceeds 150% of the then effective conversion price. The Convertible Preferred Stock is subject to mandatory redemption on March 31, 2007 (the "Mandatory Redemption Date"), at a redemption price of $100 per share plus accrued and unpaid dividends.


     On April 1, 1997, each of GEPT (the beneficial owner of greater than five percent of the Company's Common Stock and Series 3 Preferred Stock), Mr. Swett (the Company's Chairman of the Board, President and Chief Executive Officer and beneficial owner of greater than five percent of the Company's Common Stock), Mr. Guthrie (an Executive Vice President of the Company) and Mr. Irwin (a director of the Company and beneficial owner of greater than five percent of the Company's Common Stock and Series 3 Preferred Stock) acquired an aggregate of 300,000 shares, 3,500 shares, 1,000 shares and 6,000 shares of Convertible Preferred Stock, respectively, and each such person or entity may receive any dividends in connection with the Convertible Preferred Stock owned by such person or entity in additional shares of Convertible Preferred Stock.

     The holders of Series 3 Preferred Stock are entitled to receive annual dividends, subject to the limitations of the Restated Certificate and in the Indenture (the "Indenture") for the Company's 12 1/2% Senior Notes due 2005 (the "Senior Notes"), in an amount equal to $100 per share, plus an amount determined by applying a 10% annual rate compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment. Cumulative dividends, including accrued but unpaid interest, with respect to the Series 3 Preferred Stock, as of March 31, 1997, were approximately

$7.0 million. The holders of Series 3 Preferred Stock, subject to the terms of the Restated Certificate, are entitled to receive a liquidation preference of $1,000 per share, plus an amount equal to all accrued and unpaid dividends and the Company may voluntarily redeem the Series 3 Preferred Stock for $1,000 per share, plus an amount equal to all accrued and unpaid dividends. The holders of the Series 3 Preferred Stock, voting as a separate class, have the right to elect one member of the Board of Directors.


     The ability of the Company to pay any dividends is subject to applicable provisions of state law and to pay cash dividends on the Convertible Preferred Stock, is subject to the terms of the Series 3 Preferred Stock, the Indenture and any other indebtedness of the Company then outstanding. The provisions of the Indenture currently prohibit the payment of cash dividends on any of the Company's Preferred Stock until the Company meets certain financial conditions. Under the Indenture, the Company is generally prohibited from paying dividends on the Convertible Preferred Stock if (i) the Company is in default under the Indenture, (ii) the Company's Consolidated Net Worth (as defined in the Indenture), after giving effect to such dividend would be less than $50.00 million, (iii) the Company's ratio of Indebtedness to Operating Cash Flow (as defined in the Indenture) at the time was greater than or equal to 5 to 1, or
(iv) the sum of such dividend, together with all other dividends (and other restricted payments) made since the initial issuance of the Senior Notes, would exceed the sum of net proceeds to the Company from time to time from the sale of Equity Interests plus the Company's Cumulative Operating Cash Flow (as defined in the Indenture) (from January 1, 1996 to the end of the fiscal quarter immediately preceding the date of such dividend) less 1.75 times the Company's Cumulative Total Interest Expense (as defined in the Indenture) over the same period. As of December 31, 1996, the Company had a Consolidated Net Worth of $40.6 million, and its ratio of Indebtedness to Operating Cash Flow for the year ended December 31, 1996 was 10.9 to 1.0. Moreover, for the period from January 1, 1996 through December 31, 1996, the Company had Cumulative Operating Cash Flow of $27.8 million and Cumulative Total Interest Expense of $40.0 million. The Company expects that it will be permitted by the Indenture to pay dividends on the Convertible Preferred Stock during 1998, although there can be no assurance that the Company's expectations will be fulfilled.



     As an alternative to paying cash dividends or having any unpaid dividends accrue on the Convertible Preferred Stock, the Company negotiated with the initial purchasers of the Convertible Preferred Stock the option of paying dividends in additional shares of Convertible Preferred Stock through March 31, 1999 (and thereafter if payment of cash dividends should be contractually limited). Accordingly, through March 31, 1999, this option permits the Company to pay dividends in additional shares of Convertible Preferred Stock until the payment of cash dividends is permitted and the Company determines that the payment of such cash dividends is preferable to payment of dividends in additional shares of Convertible Preferred Stock. In order to avail itself of the flexibility provided by this option, the Company approved the Charter Amendment. The Charter Amendment is not expected to have a material effect on the capital stock of the Company other than the Convertible Preferred Stock for the following reasons. The Convertible Preferred Stock is nonvoting, except if payment of dividends is in arrears on the Convertible Preferred Stock for an aggregate of six quarters, and even upon such occurrence, only with respect to the election of two directors until such time as the accumulated dividends are paid in full. In addition, the maximum number of shares of Common Stock which may be issued under the Certificate of Designation as currently in effect upon conversion of additional shares of the Convertible Preferred Stock paid as dividends (assuming that all 400,000 shares initially reserved for issuance as payment of dividends are issued and converted into Common Stock at a conversion price of $23.46 for each share of Common Stock) represents less than 5% of the aggregate number of outstanding shares of Common Stock (including all shares of Convertible Preferred Stock outstanding as of May 15, 1997 as if converted into Common Stock). If the authorized number of shares of Convertible Preferred Stock is increased and the Company pays dividends on the Convertible Preferred Stock with shares of Convertible Preferred Stock during each quarterly dividend period until the Mandatory Redemption Date, the maximum number of shares of Common Stock which may be issued upon conversion of such shares of Convertible Preferred Stock represents approximately 14% of the aggregate number of outstanding shares of Common Stock (including all shares of Convertible Preferred Stock outstanding as of May 15, 1997 as if converted into Common Stock at a conversion price of $23.46 for each share of Common Stock.) The Charter Amendment will result in the issuance of additional Preferred Stock which will
(i) have a dilutive effect on the ownership of the Common Stock by the holders thereof, and (ii) result in a larger number of outstanding shares of

Preferred Stock having a liquidation and dividend preference senior to the Common Stock. However, the holders of the Common Stock are already subject to these consequences since the Company is authorized by the Restated Certificate to issue additional shares of Preferred Stock without the consent of the holders of the Common Stock whether or not the Charter Amendment is approved. The Charter Amendment is not otherwise expected to have a direct economic effect (a) on the rights of the holders of Common Stock to receive dividend payments because the Common Stock is junior with respect to dividend payments to each of the Convertible Preferred Stock and the Series 3 Preferred Stock or (b) on the rights of the holders of Series 3 Preferred Stock to receive cash dividends because no cash dividends may be paid on the Convertible Preferred Stock until all accrued and unpaid dividends have been paid in cash to the holders of the Series 3 Preferred Stock. The Convertible Preferred Stock ranks junior to the Company's outstanding Series 3 Preferred Stock with respect to the payment of amounts upon liquidation, dissolution and winding up.

     The Restated Certificate, as in effect immediately prior to the Effective Date, prohibits the payment of dividends on the Convertible Preferred Stock with cash or with additional shares of Convertible Preferred Stock until all accrued and unpaid dividends on the Series 3 Preferred Stock (approximately $7.0 million at March 31, 1997) have been paid in cash. After the Effective Date, the Company may pay dividends on its Convertible Preferred Stock with additional shares of Convertible Preferred Stock. A major advantage of the Charter Amendment is to allow the Company to have the option to pay dividends which accrue on the Convertible Preferred Stock with additional shares of Convertible Preferred Stock in order to satisfy its obligations under the terms of the Convertible Preferred Stock. Another advantage of the Charter Amendment is that holders of the Common Stock and the Series 3 Preferred Stock benefit by payment of dividends in additional shares of Convertible Preferred Stock because it prevents such dividends from accumulating on the Convertible Preferred Stock, the accumulation of which could ultimately result in the Company being required to elect two additional directors designated by the holders of Convertible Preferred Stock to its Board of Directors. The major disadvantage of the Charter Amendment is that to the extent the Company pays dividends on the Convertible Preferred Stock with additional shares of Convertible Preferred Stock, there will be a dilutive effect on the ownership of the Common Stock, the Company will have fewer authorized shares of Preferred Stock for sale in the future and there will be additional amounts owed as dividends and payable upon liquidation with respect to such additional shares of Convertible Preferred Stock which will be payable prior to payment of any amounts to the holders of Common Stock. Payment of cash dividends on the Convertible Preferred Stock will still require that the Company pay in full cash dividends on the Series 3 Preferred Stock. As long as at least 200,000 shares of Convertible Preferred Stock remain outstanding, in the event payments of dividends on the Convertible Preferred Stock are in arrears for an aggregate of six quarterly dividend payments, the holders of a majority of the outstanding shares of Convertible Preferred Stock (together with holders of other series of preferred stock having similar rights) will be entitled to elect two directors to the Board of Directors until such time as all dividend arrearages have been paid.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission are hereby incorporated by reference in this Information Statement:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, and

        (b) The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997.

                                          By Order of the Board of Directors

                                          [SIG]

                                          JEFFREY C. SMITH
                                          Secretary
Austin, Texas
               , 1997

                                   APPENDIX A

     Form of Amended Section D.1(a) of Article ELEVENTH of the Restated Certificate of Incorporation, as amended (with amended language in italics).

     1.  Dividends.

          (a) The holders of shares of Series 1 Preferred Stock then outstanding shall be entitled to receive, prior to the payment of any dividend on any other Preferred Stock of the Corporation or the Common Stock of the Corporation, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an annual amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend, and no more. The holders of shares of Series 3 Preferred Stock then outstanding shall be entitled to receive, prior to the payment of any dividend on any other Preferred Stock of the Corporation (other than the Series 1 Preferred Stock) or the Common Stock of the Corporation, when as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an annual amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend, and no more; provided, however, that the Corporation may pay dividends on the Corporation's 7 1/4% Junior Convertible Preferred Stock due 2007 ("Convertible Preferred Stock") with additional shares of Convertible Preferred Stock. Such dividends on the outstanding shares of Series Preferred Stock shall be payable on such date as the Board may from time to time determine (each such date being a "dividend payment date"). The Board may fix a record date for the determination of holders of shares of Series Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall not be more than sixty (60) days prior to the date fixed for the payment thereof. Each such annual dividend shall be fully cumulative and shall accrue from day to day (whether or not declared) from the first day of each period in which such dividend may be payable as herein provided, except that the first annual dividend with respect to each share of Series Preferred Stock shall accrue from the Original Issue Date of such share or such other date as determined by the Board, except that dividends with respect to each share of Series 3 Preferred Stock shall accrue from August 14, 1992. Dividends, when, as and if declared, shall be payable in cash.

                                       A-1